Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2020 FOURTH QUARTER AND FULL YEAR RESULTS
CHICAGO, IL, January 26, 2021 – First Midwest Bancorp, Inc. (the "Company" or "First Midwest"), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the fourth quarter and full year of 2020. Net income applicable to common shares for the fourth quarter of 2020 was $37.2 million, or $0.33 per diluted common share, compared to $23.4 million, or $0.21 per diluted common share, for the third quarter of 2020, and $51.7 million, or $0.47 per diluted common share, for the fourth quarter of 2019. For the full year of 2020, the Company reported net income applicable to common shares of $97.8 million, or $0.87 per diluted common share, compared to $198.1 million, or $1.82 per diluted common share, for the year ended December 31, 2019.
Results for the fourth quarter and full year of 2020 were impacted by balance sheet and retail optimization strategies, as well as income tax benefits. For the full year 2020, the COVID-19 pandemic (the "pandemic"), including governmental responses to it, impacted performance, resulting in higher provision for loan losses, as well as lower net interest and noninterest income. In addition, securities gains impacted the full year of 2020. Reported results for all periods were impacted by acquisition and integration related expenses. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
SELECT FOURTH QUARTER HIGHLIGHTS
•Generated EPS of $0.33, up 57% compared to the third quarter of 2020, reflective of lower credit costs, higher revenues, and income tax benefits; down 30% from the fourth quarter of 2019 due to the impact of the pandemic and optimization costs.
◦EPS, adjusted(1) of $0.43, up 30% from the third quarter of 2020 and down 16% from the fourth quarter of 2019.
•Reported pre-tax, pre-provision earnings, adjusted(1) of $79 million, up 10% compared to third quarter 2020 due to:
◦Net interest income of $148 million at a net margin of 3.14%, up 4% and 19 basis points ("bps"), respectively, reflective of Paycheck Protection Program ("PPP") loan forgiveness.
◦Fee-based revenues up 10% due to record wealth management fees and record mortgage banking income.
•Stable credit performance compared to the third quarter of 2020, risk rating migration as expected:
◦Net loan charge-offs ("NCOs") of 0.12%, down 14 bps excluding purchased credit deteriorated ("PCD") and PPP loans.
◦Allowance for credit losses ("ACL") of 1.67% of total loans, consistent with the prior quarter.
◦Non-performing assets ("NPAs") to total loans plus foreclosed assets of 1.11%, consistent with the prior quarter.
•Grew loans to nearly $14 billion, up 4% and 9% from the prior quarter and prior year, excluding PPP.
•Generated 118 basis points of total capital during 2020, ending the year at 14.14% of risk-weighted assets, benefiting from the issuance of $230.5 million of 7.0% fixed rate preferred stock.
"The best of First Midwest has been on display in what has been an unprecedented and turbulent period for our country," said Michael L. Scudder, Chairman of the Board and Chief Executive Officer of the Company. "While the year's financial performance was impacted by the severe economic conditions caused by both the rapid onset and the magnitude of the pandemic, I am extremely proud of our 2,100 colleagues, who represent First Midwest each day. Amid the demands of a global health crisis, they were able to be agile, resilient and successfully pivot within our dramatically changed operating environment, working tirelessly to help support our clients, communities, and each other."
Mr. Scudder continued, "Importantly, earnings momentum for the quarter showed continued improvement, reflecting higher revenue, lower credit costs and controlled expenses. The quarter also saw the benefit of efforts undertaken to better position our balance sheet and efficiently manage our business to navigate today's low rate environment."
Mr. Scudder concluded, "As we look forward, we expect economic recovery to continue in 2021, complemented by COVID-19 vaccinations and execution of the federal government's fiscal policy. As these unfold, we remain centered on our collective drive to help our clients achieve financial success. While challenges certainly remain, times such as these also present an opportunity to build on that drive, leveraging our financial strength to best serve the needs of our clients and communities, as well as grow and enhance the value of our franchise."
First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

OPTIMIZATION STRATEGIES
During the third quarter of 2020, the Company initiated certain actions that include optimizing its retail branch network and delivery model through the consolidation of 17 branches, or approximately 15% of its branch network, in early 2021. These actions reflect First Midwest's commitment to best meet the evolving needs and preferences of its clients and resulted in pre-tax costs of $18.4 million and $1.5 million for the third and fourth quarters of 2020, respectively. These costs are associated with valuation adjustments related to locations identified for closure due to their close proximity to another branch, modernization of our ATM network, advisory fees, employee severance, and other expenses associated with locations identified for closure. These costs are recorded within optimization costs within noninterest expense and are expected to be earned back in approximately 2 years.
During the fourth and third quarters of 2020, the Company terminated longer term interest rate swaps with a notional amount of $510 million and $1.1 billion, respectively, as well as reduced a portion of the borrowed funds related to the terminated swaps. As a result of these transactions, $17.6 million and $14.3 million of pre-tax losses on swap terminations were recorded within noninterest income for the quarters ended December 31, 2020 and September 30, 2020, respectively. For the third quarter of 2020, the loss was offset by $14.3 million of pre-tax securities gains. In addition, the Company purchased high quality 1-4 family mortgages of approximately $600 million, net during the fourth quarter of 2020 to reallocate securities cash flows into higher yielding assets and utilize excess liquidity. These actions are expected to positively impact future net interest income along with reducing higher levels of excess liquidity.

(1) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets
Other interest-earning assets	$1,244,999	$930	0.30	$1,234,948	$799	0.26	$204,001	$1,223	2.38
Securities(1)	3,164,310	17,051	2.16	3,291,724	19,721	2.40	2,893,856	19,989	2.76
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	123,287	1,342	4.35	150,033	976	2.60	117,994	881	2.99
Loans, excluding PPP loans(1)	13,335,154	126,474	3.77	13,558,857	131,680	3.86	12,753,436	155,863	4.85
PPP loans(1)	1,013,511	15,195	5.96	1,194,808	7,001	2.33	—	—	—
Total Loans(1)	14,348,665	141,669	3.93	14,753,665	138,681	3.74	12,753,436	155,863	4.85
Total interest-earning assets(1)	18,881,261	160,992	3.39	19,430,370	160,177	3.28	15,969,287	177,956	4.43
Cash and due from banks	252,268			284,730			241,616
Allowance for loan losses	(246,278)			(243,667)			(112,623)
Other assets	1,995,074			2,055,262			1,790,878
Total assets	$20,882,325			$21,526,695			$17,889,158
Liabilities and Stockholders' Equity
Savings deposits	$2,436,930	109	0.02	$2,342,355	104	0.02	$2,044,386	220	0.04
NOW accounts	2,774,989	277	0.04	2,744,034	307	0.04	2,291,667	2,172	0.38
Money market deposits	2,923,881	694	0.09	2,781,666	724	0.10	2,178,518	3,980	0.72
Time deposits	2,047,260	3,131	0.61	2,302,019	5,702	0.99	3,033,903	13,554	1.77
Borrowed funds	1,661,731	4,158	1.00	2,436,922	6,021	0.98	1,559,326	4,579	1.17
Senior and subordinated debt	234,669	3,482	5.90	234,464	3,498	5.94	233,848	3,740	6.35
Total interest-bearing liabilities	12,079,460	11,851	0.39	12,841,460	16,356	0.51	11,341,648	28,245	0.99
Demand deposits	5,753,600			5,631,355			3,862,157
Total funding sources	17,833,060		0.26	18,472,815		0.35	15,203,805		0.74
Other liabilities	373,854			378,786			326,156
Stockholders' equity	2,675,411			2,675,094			2,359,197
Total liabilities and stockholders' equity	$20,882,325			$21,526,695			$17,889,158
Tax-equivalent net interest income/margin(1)		149,141	3.14		143,821	2.95		149,711	3.72
Tax-equivalent adjustment		(1,030)			(1,092)			(1,352)
Net interest income (GAAP)(1)		$148,111			$142,729			$148,359
Impact of acquired loan accretion(1)		$7,603	0.16		$7,960	0.16		$9,657	0.24
Tax-equivalent net interest income/ margin, adjusted(1)		$141,538	2.98		$135,861	2.79		$140,054	3.48
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax of 21%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the fourth quarter of 2020 increased by 3.8% from the third quarter of 2020 and was consistent with the fourth quarter of 2019. Net interest income compared to both prior periods was impacted by an increase in interest income and fees on PPP loans and lower cost of funds, partially offset by lower yields on loans and securities. Compared to the fourth quarter of 2019, net interest income was also impacted by growth in loans and securities as well as the acquisition of interest-earning assets from the Park Bank transaction that closed in the first quarter of 2020.
Acquired loan accretion contributed $7.6 million, $8.0 million, and $9.7 million to net interest income for the fourth quarter of 2020, the third quarter of 2020, and the fourth quarter of 2019, respectively.
Tax-equivalent net interest margin for the current quarter was 3.14%, increasing by 19 basis points from the third quarter of 2020 and decreasing 58 basis points from the fourth quarter of 2019. Excluding the impact of acquired loan accretion, tax-

equivalent net interest margin was 2.98%, up 19 basis points from the third quarter of 2020 and down 50 basis points from the fourth quarter of 2019. Compared to the third quarter of 2020 tax-equivalent net interest margin increased primarily due to accelerated income due to the forgiveness of approximately $410 million of PPP loans partly offset by lower cost of funds and lower yields on loans. Tax equivalent net interest income decreased compared to the fourth quarter of 2019 as a result of lower interest rates on loans and securities, as well as a higher balance of other interest earnings assets due to higher demand deposits as a result of PPP loan funds and other government stimuli, partially offset by lower cost of funds and higher yields on PPP loans.
For the fourth quarter of 2020, total average interest-earning assets decreased by $549.1 million from the third quarter of 2020 and increased $2.9 billion from the fourth quarter of 2019. The decrease compared to the third quarter of 2020 resulted primarily from a decrease in average loans and securities, while the increase compared to the fourth quarter of 2019 was driven primarily by PPP loans, a higher balance of other interest-earning assets, and interest-earning assets acquired in the Park Bank transaction.
Total average funding sources for the fourth quarter of 2020 decreased by $639.8 million from the third quarter of 2020 and increased $2.6 billion from the fourth quarter of 2019. The decrease compared to the third quarter of 2020 resulted primarily from lower levels of borrowed funds. Compared to the fourth quarter of 2019, the increase was driven primarily by deposit growth due to higher customer balances resulting from PPP funds and other government stimuli, as well as deposits assumed in the Park Bank transaction.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Wealth management fees	$13,548	$12,837	$12,484	5.5	8.5
Service charges on deposit accounts	10,811	10,342	12,664	4.5	(14.6)
Mortgage banking income	9,191	6,659	4,134	38.0	122.3
Card-based fees, net	4,530	4,472	4,512	1.3	0.4
Capital market products income	659	886	6,337	(25.6)	(89.6)
Other service charges, commissions, and fees	2,993	2,823	2,946	6.0	1.6
Total fee-based revenues	41,732	38,019	43,077	9.8	(3.1)
Other income	3,550	2,523	3,419	40.7	3.8
Swap termination costs	(17,567)	(14,285)	—	23.0	N/M
Net securities gains	—	14,328	—	(100.0)	N/M
Total noninterest income	$27,715	$40,585	$46,496	(31.7)	(40.4)
N/M – Not meaningful.
Total noninterest income of $27.7 million was down by 31.7% and 40.4% from the third quarter of 2020 and the fourth quarter of 2019, respectively. Excluding the impact of swap termination costs and net securities gains, total noninterest income of $45.3 million increased 11.7% and decreased 2.6% compared to the third quarter of 2020 and fourth quarter of 2019, respectively. Record wealth management fees resulted from a higher market environment and continued sales of fiduciary and investment advisory services to new and existing customers compared to both prior periods. The decrease in service charges on deposit accounts compared to the fourth quarter of 2019 resulted from the impact of lower transaction volumes due to the pandemic.
Record mortgage banking income for the fourth quarter of 2020 resulted from sales of $275.6 million of 1-4 family mortgage loans in the secondary market, compared to $251.8 million in the third quarter of 2020 and $173.0 million in the fourth quarter of 2019. In addition, mortgage banking income for the fourth quarter of 2020 increased compared to both prior periods due to increases in market pricing on sales of 1-4 family mortgage loans.
Capital market products income decreased compared to both prior periods as a result of continuing lower levels of sales to corporate clients in light of market conditions. Other income increased compared to the third quarter of 2020 primarily due to higher fair value adjustments on equity securities as a result of the higher market environment and benefit settlements on bank-owned life insurance.

During the fourth and third quarters of 2020, the Company terminated longer term interest rate swaps with notional amounts of $510 million and $1.1 billion, respectively, due to excess liquidity and in response to market conditions. As a result of these transactions, $17.6 million and $14.3 million of pre-tax losses on swap terminations were recorded in the same periods, respectively. At the same time as the swap terminations during the third quarter of 2020, the Company liquidated $160 million of securities, which resulted in $14.3 million of pre-tax securities gains to fully offset the loss on swap terminations.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Salaries and employee benefits:
Salaries and wages	$55,950	$53,385	$53,043	4.8	5.5
Retirement and other employee benefits	10,430	11,349	9,930	(8.1)	5.0
Total salaries and employee benefits	66,380	64,734	62,973	2.5	5.4
Net occupancy and equipment expense(1)	14,002	13,736	12,940	1.9	8.2
Technology and related costs(1)	11,005	10,416	7,429	5.7	48.1
Professional services(1)	8,424	7,325	10,949	15.0	(23.1)
Advertising and promotions	1,850	2,688	2,896	(31.2)	(36.1)
Net other real estate owned ("OREO") expense	106	544	1,080	(80.5)	(90.2)
Other expenses	12,851	12,374	13,000	3.9	(1.1)
Optimization costs	1,493	18,376	—	(91.9)	100.0
Acquisition and integration related expenses	1,860	881	5,258	111.1	(64.6)
Delivering Excellence implementation costs	—	—	223	—	(100.0)
Total noninterest expense	$117,971	$131,074	$116,748	(10.0)	1.0
Optimization costs	(1,493)	(18,376)	—	(91.9)	(100.0)
Acquisition and integration related expenses	(1,860)	(881)	(5,258)	111.1	(64.6)
Delivering Excellence implementation costs	—	—	(223)	—	(100.0)
Total noninterest expense, adjusted(2)	$114,618	$111,817	$111,267	2.5	3.0
(1) Certain reclassifications were made to prior year amounts to conform to the current year presentation.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense for the fourth quarter of 2020 decreased 10.0% compared to the third quarter of 2020 and increased 1.0% compared to the fourth quarter of 2019. Noninterest expense for all periods presented was impacted by acquisition and integration related expenses. In addition, the fourth and third quarters of 2020 were impacted by optimization costs and the fourth quarter of 2019 was impacted by costs related to our Delivering Excellence initiative. Excluding these items, noninterest expense for the fourth quarter of 2020 was $114.6 million, up 2.5% and 3.0% from the third quarter of 2020 and fourth quarter of 2019, respectively. Overall, noninterest expense, adjusted, to average assets, excluding PPP loans was 2.29% for the fourth quarter of 2020, up 5% and down 7% from the third quarter of 2020 and fourth quarter of 2019, respectively.
Operating costs associated with the Park transaction completed in the first quarter of 2020 contributed to the increase in noninterest expense compared to the fourth quarter of 2019. These costs primarily occurred in salaries and employee benefits, net occupancy and equipment expense, professional services, technology and related costs, and other expenses.
The increase in salaries and employee benefits compared to the third quarter was driven primarily by higher compensation accruals and equity compensation valuations. Compared to the fourth quarter of 2019, the increase in salaries and employee benefits was driven by merit increases, partially offset by lower compensation accruals. In addition, salaries and employee benefits compared to both prior periods was impacted by higher commissions resulting from sales of 1-4 family mortgage loans in the secondary market and higher levels of deferred loan salaries. Occupancy and equipment costs increased compared to the fourth quarter of 2019 primarily due to expenses resulting from the pandemic. Technology and related costs compared to the fourth quarter of 2019 was impacted by investments in technology, including the origination of PPP loans. Professional services for the fourth quarter of 2019 were elevated due to process enhancements and services associated with organizational growth. Advertising and promotions expense decreased compared to both prior periods due to the timing of certain costs related to marketing campaigns. The decrease in net OREO expense compared to both prior periods was due mainly to sales of properties at gains.
Optimization costs of $1.5 million and $18.4 million for the fourth quarter and third quarter of 2020, respectively, primarily include valuation adjustments related to locations identified for closure, modernization of our ATM network, advisory fees, employee severance, and other expenses associated with locations identified for closure.
Acquisition and integration related expenses for all periods resulted from the acquisition of Park Bank. In addition, acquisition and integration related expenses for the fourth quarter of 2019 also resulted from the acquisition of Bridgeview, which closed in the second quarter of 2019.

INCOME TAXES
The Company's effective tax rate for the fourth quarter of 2020 was 12.1% compared to 23.9% for both the third quarter of 2020 and the fourth quarter of 2019. The Company's effective tax rate for the fourth quarter of 2020 decreased compared to both prior periods due primarily to $3.6 million of income tax benefits resulting from deferred tax asset adjustments, as well as the finalization of the prior year returns and the expiration of the statute of limitations on uncertain tax positions.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Commercial and industrial	$4,578,254	$4,635,571	$4,481,525	(1.2)	2.2
Agricultural	364,038	377,466	405,616	(3.6)	(10.3)
Commercial real estate:
Office, retail, and industrial	1,861,768	1,950,406	1,848,718	(4.5)	0.7
Multi-family	872,813	868,293	856,553	0.5	1.9
Construction	612,611	631,607	593,093	(3.0)	3.3
Other commercial real estate	1,481,976	1,452,994	1,383,708	2.0	7.1
Total commercial real estate	4,829,168	4,903,300	4,682,072	(1.5)	3.1
Total corporate loans, excluding PPP loans	9,771,460	9,916,337	9,569,213	(1.5)	2.1
PPP loans	785,563	1,196,538	—	(34.3)	N/M
Total corporate loans	10,557,023	11,112,875	9,569,213	(5.0)	10.3
Home equity	761,725	827,746	851,454	(8.0)	(10.5)
1-4 family mortgages	3,022,413	2,287,555	1,927,078	32.1	56.8
Installment	410,071	425,012	492,585	(3.5)	(16.8)
Total consumer loans	4,194,209	3,540,313	3,271,117	18.5	28.2
Total loans	$14,751,232	$14,653,188	$12,840,330	0.7	14.9
N/M – Not meaningful.
Total loans includes loans originated under the PPP loan program beginning in the second quarter of 2020, which totaled $785.6 million and $1.2 billion as of December 31, 2020 and September 30, 2020, respectively. Excluding these loans, total loans grew by 3.8% from September 30, 2020 and 8.8% from December 31, 2019. Excluding PPP loans and loans acquired in the Park Bank transaction in the first quarter of 2020, total loans grew by 2.5% from December 31, 2019. Compared to December 31, 2019, corporate loans, excluding PPP loans, were impacted by lower production and line usage and higher paydowns due to current economic conditions as a result of the ongoing pandemic. Production increased in the fourth quarter of 2020 compared to the third quarter of 2020; however, this continued to be more than offset by excess borrower liquidity and paydowns as a result of the pandemic.

Growth in consumer loans compared to both prior periods resulted primarily from purchases of high-quality 1-4 family mortgages, as well as organic growth.
Allowance for Credit Losses
(Dollar amounts in thousands)

	As of			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Allowance for credit losses
ACL, excluding PCD loans	$215,915	$209,988	$109,222	2.8	97.7
PCD loan ACL	31,127	36,885	—	(15.6)	100.0
Total ACL	$247,042	$246,873	$109,222	0.1	126.2
Provision for credit losses	$10,507	$15,927	$9,594	(34.0)	9.5
ACL to total loans(1)	1.67%	1.68%	0.85%
ACL to total loans, excluding PPP loans(1)(2)	1.77%	1.83%	0.85%
ACL to non-accrual loans	173.33%	171.95%	132.76%
(1) Prior to the adoption of the current expected credit losses accounting standard ("CECL") on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
(2) This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
The Company adopted CECL on January 1, 2020, which impacted both the level of ACL as well as other asset quality metrics due to the change in accounting for acquired PCD loans. In addition, the Company participated in the PPP program, resulting in $1.2 billion of loans originated in the second and third quarters of 2020 with a total outstanding balance of $785.6 million as of December 31, 2020 that are expected to be forgiven by the Small Business Administration ("SBA"). As a result, certain metrics are presented excluding PCD and PPP loans to provide comparability to prior periods.
The ACL was $247.0 million or 1.67% of total loans as of December 31, 2020, consistent with September 30, 2020 and increasing $137.8 million compared to December 31, 2019. Excluding the impact of PPP loans, ACL to total loans was 1.77% as of December 31, 2020, down from 1.83% and up from 0.85% as of September 30, 2020 and December 31, 2019, respectively. The decrease from September 30, 2020 reflects net charge-offs on PCD loans that previously had an ACL established upon acquisition. Compared to December 31, 2019, the increase in ACL is a result of the adoption of the CECL accounting standard, the Park Bank acquisition, as well as additional ACL established as a result of the pandemic.

Asset Quality
(Dollar amounts in thousands)

	As of			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Asset quality
Non-accrual loans, excluding PCD loans(1)(2)	$109,957	$103,582	$82,269	6.2	33.7
Non-accrual PCD loans(1)	32,568	39,990	—	(18.6)	N/M
Non-accrual loans	142,525	143,572	82,269	(0.7)	73.2
90 days or more past due loans, still accruing interest(1)	4,395	3,781	5,001	16.2	(12.1)
Total non-performing loans, ("NPLs")	146,920	147,353	87,270	(0.3)	68.4
Accruing troubled debt restructurings ("TDRs")	813	841	1,233	(3.3)	(34.1)
Foreclosed assets(3)	16,671	15,299	20,458	9.0	(18.5)
Total NPAs	$164,404	$163,493	$108,961	0.6	50.9
30-89 days past due loans(1)	$40,656	$21,551	$31,958	88.7	27.2
Special mention loans(4)	$409,083	$395,295	$188,703	3.5	116.8
Substandard loans(4)	357,219	311,430	188,811	14.7	89.2
Total performing loans classified as substandard and special mention(4)	$766,302	$706,725	$377,514	8.4	103.0
Non-accrual loans to total loans:
Non-accrual loans to total loans	0.97%	0.98%	0.64%
Non-accrual loans to total loans, excluding PPP loans(1)(2)(5)	1.02%	1.07%	0.64%
Non-accrual loans to total loans, excluding PCD and PPP loans(1)(2)(5)	0.80%	0.78%	0.64%
Non-performing loans to total loans:
NPLs to total loans	1.00%	1.01%	0.68%
NPLs to total loans, excluding PPP loans(1)(2)(5)	1.05%	1.10%	0.68%
NPLs to total loans, excluding PCD and PPP loans(1)(2)(5)	0.83%	0.81%	0.68%
Non-performing assets to total loans plus foreclosed assets:
NPAs to total loans plus foreclosed assets	1.11%	1.11%	0.85%
NPAs to total loans plus foreclosed assets, excluding PPP loans(1)(2)(5)	1.18%	1.21%	0.85%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(1)(2)(5)	0.96%	0.93%	0.85%
Performing loans classified as substandard and special mention to corporate loans:
Performing loans classified as substandard and special mention to corporate loans(4)	7.26%	6.36%	3.95%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(4)(5)	7.84%	7.13%	3.95%
N/M – Not meaningful.
(1) Prior to the adoption of CECL on January 1, 2020, purchased credit impaired ("PCI") loans with an accretable yield were considered current and were not included in past due loan totals. In addition, PCI loans with an accretable yield were excluded from non-accrual loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals. In addition, an ACL is established as of the acquisition date or upon the adoption of CECL for loans previously classified as PCI, as PCD loans are no longer recorded net of a credit-related acquisition adjustment.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(3) Foreclosed assets consists of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statements of Financial Condition.
(4) Performing loans classified as substandard and special mention excludes accruing TDRs.
(5) This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans.

NPAs represented 1.11% of total loans and foreclosed assets at December 31, 2020 compared to 1.11% and 0.85% at September 30, 2020 and December 31, 2019, respectively. Excluding the impact of PCD and PPP loans, NPAs to total loans plus foreclosed assets was 0.96% at December 31, 2020, compared to 0.93% at September 30, 2020 and 0.85% at December 31, 2019, reflective of normal fluctuations that occur on a quarterly basis.
Performing loans classified as substandard and special mention increased to $766.3 million for the fourth quarter of 2020 up from $706.7 million and $377.5 million at September 30, 2020 and December 31, 2019, respectively. This increase is a result of the pandemic's impact on certain borrowers primarily focused in elevated risk sectors that the Company has determined require additional monitoring. These loans exhibit potential or well-defined weaknesses but continue to accrue interest because they are well secured, and collection of principal and interest is expected.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2020	% of Total	September 30, 2020	% of Total	December 31, 2019	% of Total
Net loan charge-offs(1)
Commercial and industrial	$3,536	33.6	$5,470	34.7	$6,799	64.2
Agricultural	1,779	16.9	265	1.7	15	0.1
Commercial real estate:
Office, retail, and industrial	1,701	16.1	1,339	8.5	256	2.4
Multi-family	19	0.2	—	—	(439)	(4.1)
Construction	140	1.3	4,889	31.1	3	—
Other commercial real estate	916	8.7	1,753	11.1	13	0.1
Consumer	2,448	23.2	2,027	12.9	3,953	37.3
Total net loan charge-offs	$10,539	100.0	$15,743	100.0	$10,600	100.0
Less: NCOs on PCD loans(2)(3)	(6,488)	61.6	(6,923)	44.0	—	N/A
Total NCOs, excluding PCD loans(2)(3)	$4,051		$8,820		$10,600
Total recoveries included above	$2,588		$1,795		$2,135
Quarter-to-Date(1)(4):
Net charge-offs to average loans	0.29%		0.42%		0.33%
Net charge-offs to average loans, excluding PPP loans(3)(5)	0.31%		0.46%		0.33%
Net charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.12%		0.26%		0.33%
Year-to-Date(1)(4):
Net charge-offs to average loans	0.36%		0.38%		0.31%
Net charge-offs to average loans, excluding PPP loans(3)(5)	0.38%		0.40%		0.31%
Net charge-offs to average loans, excluding PCD and PPP loans(3)(5)	0.24%		0.29%		0.31%
N/A – Not applicable.
(1) Amounts represent charge-offs, net of recoveries.
(2) Prior to the adoption of CECL on January 1, 2020, the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, an ACL on PCD loans, including those previously identified as PCI, is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL.
(3) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
(4) Annualized based on the actual number of days for each period presented.
(5) This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans.

Net loan charge-offs to average loans, annualized, were 0.29% for the fourth quarter of 2020, compared to 0.42% for the third quarter of 2020 and 0.33% for the fourth quarter of 2019. Excluding charge-offs on PCD and PPP loans on this metric, NCOs to average loans was 0.12% for the fourth quarter of 2020, down from 0.26% for the third quarter of 2020 and 0.33% for the fourth quarter of 2019. For the year ended December 31, 2020, net loan charge-offs to average loans was 0.36% compared to 0.31% for the same period in 2019. Excluding charge-offs on PCD and PPP loans on this metric for 2020, NCOs to average loans was 0.24% for 2020.

DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for Quarters Ended			December 31, 2020 Percent Change From
	December 31, 2020	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Demand deposits	$5,753,600	$5,631,355	$3,862,157	2.2	49.0
Savings deposits	2,436,930	2,342,355	2,044,386	4.0	19.2
NOW accounts	2,774,989	2,744,034	2,291,667	1.1	21.1
Money market accounts	2,923,881	2,781,666	2,178,518	5.1	34.2
Core deposits	13,889,400	13,499,410	10,376,728	2.9	33.9
Time deposits	2,047,260	2,302,019	3,033,903	(11.1)	(32.5)
Total deposits	$15,936,660	$15,801,429	$13,410,631	0.9	18.8

Total average deposits were $15.9 billion for the fourth quarter of 2020, up modestly from the third quarter of 2020 and up 18.8% from the fourth quarter of 2019. The rise in total average deposits compared to both prior periods was impacted by higher customer balances resulting from PPP funds and other government stimuli. Compared to the third quarter of 2020, the increase in total average deposits was partially offset by seasonal outflows of municipal deposits. In addition, the increase in total average deposits compared to the fourth quarter of 2019 was also driven by deposits assumed in the Park Bank transaction during the first quarter of 2020.

CAPITAL MANAGEMENT

Capital Ratios

	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Company regulatory capital ratios:
Total capital to risk-weighted assets	14.14%	14.06%	12.96%
Tier 1 capital to risk-weighted assets	11.55%	11.48%	10.52%
Common equity Tier 1 ("CET1") to risk-weighted assets	10.06%	9.97%	10.52%
Tier 1 capital to average assets	8.91%	8.50%	8.81%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	7.67%	7.43%	8.81%
Tangible common equity to tangible assets, excluding PPP loans	7.98%	7.90%	8.81%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	7.54%	7.30%	8.82%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.85%	7.77%	8.82%
Tangible common equity to risk-weighted assets	9.93%	9.84%	10.51%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") is a non-GAAP measure that represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

Total and Tier 1 capital to risk-weighted assets ratios increased compared to all prior periods primarily as a result of retained earnings and the mix of risk-weighted assets. Compared to December 31, 2019, total and Tier 1 capital ratios also benefited from the issuance of preferred stock. In addition, compared to December 31, 2019, all capital ratios were impacted by the approximately 50 basis point decrease due to the Park Bank acquisition, 15 basis point decrease due to stock repurchases, and the impact of loan growth and securities purchases on risk-weighted and average assets. The Company elected the five year CECL transition relief for regulatory capital, which retained approximately 30 basis points of CET1 and tier 1 capital at December 31, 2020.
The Board of Directors approved a quarterly cash dividend of $0.14 per common share during the fourth quarter of 2020, which is consistent with third quarter of 2020 and the fourth quarter of 2019. This dividend represents the 152nd consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, January 27, 2021 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, investor.firstmidwest.com. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10151130 beginning one hour after completion of the live call until 8:00 A.M. (ET) on April 20, 2021. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the Investor Relations section of First Midwest's website at investor.firstmidwest.com.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.
Forward-looking statements may be deemed to include, among other things, statements relating to First Midwest's future financial performance, including the related outlook for 2021, the performance of First Midwest's loan or securities portfolio, the expected amount of future credit allowances or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, anticipated trends in First Midwest's business, regulatory developments, acquisition transactions, estimated synergies, cost savings and financial benefits of announced or completed transactions, growth strategies, including possible future acquisitions, and the continued effects of the pandemic on our business, financial condition, liquidity, capital, loans, asset quality and results of operations. These statements are subject to certain risks, uncertainties and assumptions, including the duration, extent and severity of the pandemic, and the pandemic's continued effects on our business, operations and employees, as well as on our clients and service providers, and on economies and markets more generally and other risks, uncertainties and assumptions that are discussed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2019, and in First Midwest's subsequent filings made with the Securities and Exchange Commission ("SEC"). These risks and uncertainties are not exhaustive, and other sections of these reports describe additional factors that could adversely impact First Midwest's business and financial performance.

Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest expense, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, return on average tangible common equity, adjusted, non-accrual loans, excluding PCD loans, non-accrual loans to total loans, excluding PPP loans, non-accrual loans to total loans, excluding PCD and PPP loans, NPLs to total loans, excluding PPP loans, NPLs to total loans, excluding PCD and PPP loans, NPAs to total loans plus foreclosed assets, excluding PPP loans, NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, excluding PCD loans, NCOs to average loans, excluding PPP loans, NCOs to average loans, excluding PCD and PPP loans, and pre-tax, pre-provision earnings, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include swap termination costs (fourth and third quarters of 2020), income tax benefits (fourth quarter of 2020), optimization costs (fourth and third quarters of 2020), acquisition and integration related expenses associated with completed and pending acquisitions (all periods), net securities gains (losses) (third and first quarters of 2020), and Delivering Excellence implementation costs (all periods in 2019). In addition, net OREO expense is excluded from the calculation of the efficiency ratio. Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
Income tax expense, provision for loan losses, and the certain significant transactions listed above are excluded from the calculation of pre-tax, pre-provision earnings, adjusted due to the fluctuation in income before income tax and the level of provision for loan losses required based on the estimated impact of the pandemic on the ACL. Management believes pre-tax, pre-provision earnings, adjusted may be useful in assessing the Company's underlying operational performance and their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The Company presents noninterest expense, adjusted, which excludes optimization costs, acquisition and integration related expenses, and Delivering Excellence implementation costs. Management believes that excluding these items from noninterest expense may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.
In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
The Company presents non-accrual loans, non-accrual loans to total loans, NPLs to total loans, NPAs to total loans plus foreclosed assets, performing loans classified as substandard and special mention to corporate loans, excluding PPP loans, NCOs, and NCOs to average loans, all excluding PCD and/or PPP loans. Management believes excluding PCD and PPP loans is useful as it facilitates better comparability between periods. Prior to the adoption of CECL on January 1, 2020, PCI loans with an accretable yield were considered current and were not included in past due and non-accrual loan totals and the portion of PCI loans deemed to be uncollectible was recorded as a reduction of the credit-related acquisition adjustment, which was netted within loans. Subsequent to adoption, PCD loans, including those previously classified as PCI, are included in past due and non-accrual loan totals and an ACL on PCD loans is established as of the acquisition date and the PCD loans are no longer recorded net of a credit-related acquisition adjustment. PCD loans deemed to be uncollectible are recorded as a charge-off through the ACL. The Company began originating PPP loans during the second quarter of 2020 and the loans are expected to be forgiven by the SBA if the applicable criteria are met. Additionally, management believes excluding PCD and PPP loans from these metrics may enhance comparability for peer comparison purposes.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About the Company
First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $14 billion of assets under management. First Midwest Bank and First Midwest's other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, eastern Iowa and other markets in the Midwest. Visit First Midwest at www.firstmidwest.com.
CONTACTS:

Investors Patrick S. Barrett EVP, Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications (708) 831-7345 maurissa.kanter@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Period-End Balance Sheet
Assets
Cash and due from banks	$196,364	$254,212	$304,445	$252,138	$214,894
Interest-bearing deposits in other banks	920,880	936,528	637,856	229,474	84,327
Equity securities, at fair value	76,404	55,021	43,954	40,098	42,136
Securities available-for-sale, at fair value	3,096,408	3,279,884	3,435,862	3,382,865	2,873,386
Securities held-to-maturity, at amortized cost	12,071	22,193	19,628	19,825	21,997
FHLB and FRB stock	117,420	138,120	148,512	154,357	115,409
Loans:
Commercial and industrial	4,578,254	4,635,571	4,789,556	5,064,295	4,481,525
Agricultural	364,038	377,466	381,124	393,063	405,616
Commercial real estate:
Office, retail, and industrial	1,861,768	1,950,406	2,020,318	2,092,097	1,848,718
Multi-family	872,813	868,293	874,861	918,944	856,553
Construction	612,611	631,607	687,063	661,363	593,093
Other commercial real estate	1,481,976	1,452,994	1,475,937	1,415,892	1,383,708
PPP loans	785,563	1,196,538	1,179,403	—	—
Home equity	761,725	827,746	892,867	973,658	851,454
1-4 family mortgages	3,022,413	2,287,555	2,175,322	1,957,037	1,927,078
Installment	410,071	425,012	457,207	488,668	492,585
Total loans	14,751,232	14,653,188	14,933,658	13,965,017	12,840,330
Allowance for loan losses	(239,017)	(239,048)	(240,052)	(219,948)	(108,022)
Net loans	14,512,215	14,414,140	14,693,606	13,745,069	12,732,308
OREO	8,253	6,552	9,947	9,814	8,750
Premises, furniture, and equipment, net	132,045	132,267	143,001	145,844	147,996
Investment in bank-owned life insurance ("BOLI")	301,101	300,429	299,649	298,827	296,351
Goodwill and other intangible assets	932,764	935,801	940,182	935,241	875,262
Accrued interest receivable and other assets	532,753	612,996	568,239	539,748	437,581
Total assets	$20,838,678	$21,088,143	$21,244,881	$19,753,300	$17,850,397
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$5,797,899	$5,555,735	$5,602,016	$4,222,523	$3,802,422
Interest-bearing deposits	10,214,565	10,215,838	10,055,640	9,876,427	9,448,856
Total deposits	16,012,464	15,771,573	15,657,656	14,098,950	13,251,278
Borrowed funds	1,546,414	1,957,180	2,305,195	2,648,210	1,658,758
Senior and subordinated debt	234,768	234,563	234,358	234,153	233,948
Accrued interest payable and other liabilities	355,026	460,656	391,461	336,280	335,620
Stockholders' equity	2,690,006	2,664,171	2,656,211	2,435,707	2,370,793
Total liabilities and stockholders' equity	$20,838,678	$21,088,143	$21,244,881	$19,753,300	$17,850,397
Stockholders' equity, excluding AOCI	$2,663,627	$2,638,422	$2,627,484	$2,400,384	$2,372,747
Stockholders' equity, common	2,459,506	2,433,671	2,425,711	2,435,707	2,370,793

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Income Statement
Interest income	$159,962	$159,085	$162,044	$170,227	$176,604	$651,318	$698,739
Interest expense	11,851	16,356	16,810	26,652	28,245	71,669	110,257
Net interest income	148,111	142,729	145,234	143,575	148,359	579,649	588,482
Provision for loan losses	10,507	15,927	32,649	39,532	9,594	98,615	44,027
Net interest income after provision for loan losses	137,604	126,802	112,585	104,043	138,765	481,034	544,455
Noninterest Income
Wealth management fees	13,548	12,837	11,942	12,361	12,484	50,688	48,337
Service charges on deposit accounts	10,811	10,342	9,125	11,781	12,664	42,059	49,424
Mortgage banking income	9,191	6,659	3,477	1,788	4,134	21,115	10,105
Card-based fees, net	4,530	4,472	3,180	3,968	4,512	16,150	18,133
Capital market products income	659	886	694	4,722	6,337	6,961	13,931
Other service charges, commissions, and fees	2,993	2,823	2,078	2,682	2,946	10,576	11,363
Total fee-based revenues	41,732	38,019	30,496	37,302	43,077	147,549	151,293
Other income	3,550	2,523	2,495	3,065	3,419	11,633	11,586
Swap termination costs	(17,567)	(14,285)	—	—	—	(31,852)	—
Net securities gains (losses)	—	14,328	—	(1,005)	—	13,323	—
Total noninterest income	27,715	40,585	32,991	39,362	46,496	140,653	162,879
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	55,950	53,385	52,592	49,990	53,043	211,917	197,640
Retirement and other employee benefits	10,430	11,349	11,080	12,869	9,930	45,728	42,879
Total salaries and employee benefits	66,380	64,734	63,672	62,859	62,973	257,645	240,519
Net occupancy and equipment expense	14,002	13,736	15,116	14,227	12,940	57,081	51,818
Technology and related costs	11,005	10,416	9,853	8,548	7,429	39,822	27,787
Professional services	8,424	7,325	8,880	10,390	10,949	35,019	36,428
Advertising and promotions	1,850	2,688	2,810	2,761	2,896	10,109	11,561
Net OREO expense	106	544	126	420	1,080	1,196	2,436
Other expenses	12,851	12,374	14,624	12,654	13,000	52,503	47,829
Optimization costs	1,493	18,376	—	—	—	19,869	—
Acquisition and integration related expenses	1,860	881	5,249	5,472	5,258	13,462	21,860
Delivering Excellence implementation costs	—	—	—	—	223	—	1,157
Total noninterest expense	117,971	131,074	120,330	117,331	116,748	486,706	441,395
Income before income tax expense	47,348	36,313	25,246	26,074	68,513	134,981	265,939
Income tax expense	5,743	8,690	6,182	6,468	16,392	27,083	66,201
Net income	$41,605	$27,623	$19,064	$19,606	$52,121	$107,898	$199,738
Preferred dividends	(4,034)	(4,033)	(1,037)	—	—	(9,104)	—
Net income applicable to non-vested restricted shares	(369)	(236)	(187)	(192)	(424)	(984)	(1,681)
Net income applicable to common shares	$37,202	$23,354	$17,840	$19,414	$51,697	$97,810	$198,057
Net income applicable to common shares, adjusted(1)	49,253	37,765	21,777	24,272	55,807	133,067	215,317
Footnotes to Condensed Consolidated Statements of Income
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
EPS
Basic EPS	$0.33	$0.21	$0.16	$0.18	$0.47	$0.87	$1.83
Diluted EPS	$0.33	$0.21	$0.16	$0.18	$0.47	$0.87	$1.82
Diluted EPS, adjusted(1)	$0.43	$0.33	$0.19	$0.22	$0.51	$1.18	$1.98
Common Stock and Related Per Common Share Data
Book value	$21.52	$21.29	$21.23	$21.33	$21.56	$21.52	$21.56
Tangible book value	$13.36	$13.11	$13.00	$13.14	$13.60	$13.36	$13.60
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.56	$0.54
Closing price at period end	$15.92	$10.78	$13.35	$13.24	$23.06	$15.92	$23.06
Closing price to book value	0.7	0.5	0.6	0.6	1.1	0.7	1.1
Period end shares outstanding	114,296	114,293	114,276	114,213	109,972	114,296	109,972
Period end treasury shares	11,071	11,067	11,079	11,136	10,443	11,071	10,443
Common dividends	$16,017	$16,011	$16,015	$16,002	$15,404	$64,045	$59,150
Dividend payout ratio	42.42%	66.67%	87.50%	77.78%	29.79%	64.37%	29.51%
Dividend payout ratio, adjusted(1)	32.56%	42.42%	73.68%	63.64%	27.45%	47.46%	27.27%
Key Ratios/Data
Return on average common equity(2)	6.05%	3.80%	2.94%	3.23%	8.69%	4.01%	8.74%
Return on average common equity, adjusted(1)(2)	8.01%	6.15%	3.58%	4.04%	9.38%	5.46%	9.50%
Return on average tangible common equity(1)(2)	10.35%	6.73%	5.32%	5.66%	14.37%	7.02%	14.50%
Return on average tangible common equity, adjusted(1)(2)	13.53%	10.53%	6.37%	6.94%	15.47%	9.36%	15.71%
Return on average assets(2)	0.79%	0.51%	0.37%	0.43%	1.16%	0.53%	1.17%
Return on average assets, adjusted(1)(2)	1.02%	0.78%	0.44%	0.53%	1.25%	0.70%	1.28%
Loans to deposits	92.12%	92.91%	95.38%	99.05%	96.90%	92.12%	96.90%
Efficiency ratio(1)	58.90%	60.36%	64.08%	60.21%	56.16%	60.84%	55.00%
Net interest margin(2)(3)	3.14%	2.95%	3.13%	3.54%	3.72%	3.18%	3.90%
Yield on average interest-earning assets(2)(3)	3.39%	3.28%	3.49%	4.19%	4.43%	3.57%	4.63%
Cost of funds(2)(4)	0.26%	0.35%	0.38%	0.69%	0.74%	0.41%	0.76%
Noninterest expense to average assets(2)	2.25%	2.42%	2.32%	2.56%	2.59%	2.38%	2.60%
Noninterest expense, adjusted to average assets, excluding PPP loans(1)(2)	2.29%	2.19%	2.32%	2.44%	2.47%	2.31%	2.46%
Effective income tax rate	12.13%	23.93%	24.49%	24.81%	23.93%	20.06%	24.89%
Capital Ratios
Total capital to risk-weighted assets(1)	14.14%	14.06%	13.70%	12.00%	12.96%	14.14%	12.96%
Tier 1 capital to risk-weighted assets(1)	11.55%	11.48%	11.19%	9.64%	10.52%	11.55%	10.52%
CET1 to risk-weighted assets(1)	10.06%	9.97%	9.70%	9.64%	10.52%	10.06%	10.52%
Tier 1 capital to average assets(1)	8.91%	8.50%	8.70%	8.60%	8.81%	8.91%	8.81%
Tangible common equity to tangible assets(1)	7.67%	7.43%	7.32%	7.97%	8.81%	7.67%	8.81%
Tangible common equity, excluding AOCI, to tangible assets(1)	7.54%	7.30%	7.17%	7.79%	8.82%	7.54%	8.82%
Tangible common equity to risk- weighted assets(1)	9.93%	9.84%	9.61%	9.63%	10.51%	9.93%	10.51%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Asset quality Performance Data
Non-performing assets
Commercial and industrial	$38,314	$40,781	$19,475	$24,944	$29,995	$38,314	$29,995
Agricultural	10,719	13,293	8,494	5,823	5,954	10,719	5,954
Commercial real estate:
Office, retail, and industrial	27,382	26,406	26,342	26,107	25,857	27,382	25,857
Multi-family	1,670	1,547	2,132	2,688	2,697	1,670	2,697
Construction	1,155	2,977	18,640	18,764	152	1,155	152
Other commercial real estate	15,219	4,690	5,304	4,562	4,729	15,219	4,729
Consumer	15,498	13,888	13,657	14,761	12,885	15,498	12,885
Non-accrual, excluding PCD loans	109,957	103,582	94,044	97,649	82,269	109,957	82,269
Non-accrual PCD loans	32,568	39,990	45,116	48,950	—	32,568	—
Total non-accrual loans	142,525	143,572	139,160	146,599	82,269	142,525	82,269
90 days or more past due loans, still accruing interest	4,395	3,781	3,241	5,052	5,001	4,395	5,001
Total NPLs	146,920	147,353	142,401	151,651	87,270	146,920	87,270
Accruing TDRs	813	841	1,201	1,216	1,233	813	1,233
Foreclosed assets(5)	16,671	15,299	19,024	21,027	20,458	16,671	20,458
Total NPAs	$164,404	$163,493	$162,626	$173,894	$108,961	$164,404	$108,961
30-89 days past due loans	$40,656	$21,551	$36,342	$81,127	$31,958	$40,656	$31,958
Allowance for credit losses
Allowance for loan losses	$239,017	$239,048	$240,052	$219,948	$108,022	$239,017	$108,022
Reserve for unfunded commitments	8,025	7,825	7,625	6,753	1,200	8,025	1,200
Total ACL	$247,042	$246,873	$247,677	$226,701	$109,222	$247,042	$109,222
Provision for loan losses	$10,507	$15,927	$32,649	$39,532	$9,594	$98,615	$44,027
Net charge-offs by category
Commercial and industrial	$3,536	$5,470	$4,735	$4,680	$6,799	$18,421	$21,992
Agricultural	1,779	265	118	1,227	15	3,389	1,201
Commercial real estate:
Office, retail, and industrial	1,701	1,339	3,086	329	256	6,455	2,547
Multi-family	19	—	9	5	(439)	33	(138)
Construction	140	4,889	798	1,808	3	7,635	(9)
Other commercial real estate	916	1,753	19	164	13	2,852	443
Consumer	2,448	2,027	4,158	3,901	3,953	12,534	12,188
Total NCOs	$10,539	$15,743	$12,923	$12,114	$10,600	$51,319	$38,224
Less: NCOs on PCD loans	(6,488)	(6,923)	(3,833)	(1,720)	—	(18,964)	—
Total NCOs, excluding PCD loans	$4,051	$8,820	$9,090	$10,394	$10,600	$32,355	$38,224
Total recoveries included above	$2,588	$1,795	$1,311	$1,816	$2,153	$7,510	$7,984
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Performing loans classified as substandard and special mention
Special mention loans(8)	$409,083	$395,295	$256,373	$240,826	$188,703	$409,083	$188,703
Substandard loans(8)	357,219	311,430	193,337	196,923	188,811	357,219	188,811
Total performing loans classified as substandard and special mention(8)	$766,302	$706,725	$449,710	$437,749	$377,514	$766,302	$377,514
Asset quality ratios
Non-accrual loans to total loans	0.97%	0.98%	0.93%	1.05%	0.64%	0.97%	0.64%
Non-accrual loans to total loans, excluding PPP loans(6)	1.02%	1.07%	1.01%	1.05%	0.64%	1.02%	0.64%
Non-accrual loans to total loans, excluding PCD and PPP loans(6)	0.80%	0.78%	0.70%	0.71%	0.64%	0.80%	0.64%
NPLs to total loans	1.00%	1.01%	0.95%	1.09%	0.68%	1.00%	0.68%
NPLs to total loans, excluding PPP loans(6)	1.05%	1.10%	1.04%	1.09%	0.68%	1.05%	0.68%
NPLs to total loans, excluding PCD and PPP loans(6)	0.83%	0.81%	0.72%	0.75%	0.68%	0.83%	0.68%
NPAs to total loans plus foreclosed assets	1.11%	1.11%	1.09%	1.24%	0.85%	1.11%	0.85%
NPAs to total loans plus foreclosed assets, excluding PPP loans(6)	1.18%	1.21%	1.18%	1.24%	0.85%	1.18%	0.85%
NPAs to total loans plus foreclosed assets, excluding PCD and PPP loans(6)	0.96%	0.93%	0.87%	0.91%	0.85%	0.96%	0.85%
NPAs to tangible common equity plus ACL	9.27%	9.37%	9.38%	10.07%	6.79%	9.27%	6.79%
Non-accrual loans to total assets	0.68%	0.68%	0.66%	0.74%	0.46%	0.68%	0.46%
Performing loans classified as substandard and special mention to corporate loans(8)	7.26%	6.36%	3.94%	4.15%	3.95%	7.26%	3.95%
Performing loans classified as substandard and special mention to corporate loans, excluding PPP loans(6)(8)	7.84%	7.13%	4.40%	4.15%	3.95%	7.84%	3.95%
Allowance for credit losses and net charge-off ratios
ACL to total loans(7)	1.67%	1.68%	1.66%	1.62%	0.85%	1.67%	0.85%
ACL to non-accrual loans	173.33%	171.95%	177.98%	154.64%	132.76%	173.33%	132.76%
ACL to NPLs	168.15%	167.54%	173.93%	149.49%	125.15%	168.15%	125.15%
NCOs to average loans(2)	0.29%	0.42%	0.36%	0.37%	0.33%	0.36%	0.31%
NCOs to average loans, excluding PPP loans(2)(6)	0.31%	0.46%	0.38%	0.37%	0.33%	0.38%	0.31%
NCOs to average loans, excluding PCD and PPP loans(2)(6)	0.12%	0.26%	0.27%	0.32%	0.33%	0.24%	0.31%
Footnotes to Selected Financial Information
(1)See the "Non-GAAP Reconciliations" section for the detailed calculation.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.
(4)Cost of funds expresses total interest expense as a percentage of total average funding sources.
(5)Foreclosed assets consist of OREO and other foreclosed assets acquired in partial or total satisfaction of defaulted loans. Other foreclosed assets are included in other assets in the Consolidated Statement of Financial Condition.
(6)This ratio excludes PPP loans that are expected to be forgiven. As a result, no allowance for credit losses is associated with these loans.
(7)Prior to the adoption of CECL on January 1, 2020, this ratio included acquired loans that were recorded at fair value through an acquisition adjustment netted in loans, which incorporated credit risk as of the acquisition date with no ACL being established at that time. As the acquisition adjustment was accreted into income over future periods, an ACL on acquired loans was established as necessary to reflect credit deterioration. Subsequent to adoption, an ACL on acquired loans is established as of the acquisition date and the acquired loans are no longer recorded net of a credit-related acquisition adjustment.
(8)Performing loans classified as substandard and special mention excludes accruing TDRs.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
EPS
Net income	$41,605	$27,623	$19,064	$19,606	$52,121	$107,898	$199,738
Dividends and accretion on preferred stock	(4,034)	(4,033)	(1,037)	—	—	(9,104)	—
Net income applicable to non- vested restricted shares	(369)	(236)	(187)	(192)	(424)	(984)	(1,681)
Net income applicable to common shares	37,202	23,354	17,840	19,414	51,697	97,810	198,057
Adjustments to net income:
Swap termination costs	17,567	14,285	—	—	—	31,852	—
Tax effect of swap termination costs	(4,392)	(3,571)	—	—	—	(7,963)	—
Income tax benefits	(3,639)	—	—	—	—	(3,639)	—
Optimization costs	1,493	18,376	—	—	—	19,869	—
Tax effect of optimization costs	(373)	(4,594)	—	—	—	(4,967)	—
Acquisition and integration related expenses	1,860	881	5,249	5,472	5,258	13,462	21,860
Tax effect of acquisition and integration related expenses	(465)	(220)	(1,312)	(1,368)	(1,315)	(3,365)	(5,466)
Net securities (gains) losses	—	(14,328)	—	1,005	—	(13,323)	—
Tax effect of net securities (gains) losses	—	3,582	—	(251)	—	3,331	—
Delivering Excellence implementation costs	—	—	—	—	223	—	1,157
Tax effect of Delivering Excellence implementation costs	—	—	—	—	(56)	—	(291)
Total adjustments to net income, net of tax	12,051	14,411	3,937	4,858	4,110	35,257	17,260
Net income applicable to common shares, adjusted(1)	$49,253	$37,765	$21,777	$24,272	$55,807	$133,067	$215,317
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	113,174	113,160	113,145	109,922	109,059	112,355	108,156
Dilutive effect of common stock equivalents	430	276	191	443	519	347	428
Weighted-average diluted common shares outstanding	113,604	113,436	113,336	110,365	109,578	112,702	108,584
Basic EPS	$0.33	$0.21	$0.16	$0.18	$0.47	$0.87	$1.83
Diluted EPS	$0.33	$0.21	$0.16	$0.18	$0.47	$0.87	$1.82
Diluted EPS, adjusted(1)	$0.43	$0.33	$0.19	$0.22	$0.51	$1.18	$1.98
Anti-dilutive shares not included in the computation of diluted EPS	—	—	—	—	—	—	—
Dividend Payout Ratio
Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.56	$0.54
Dividend payout ratio	42.42%	66.67%	87.50%	77.78%	29.79%	64.37%	29.51%
Dividend payout ratio, adjusted(1)	32.56%	42.42%	73.68%	63.64%	27.45%	47.46%	27.27%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$37,202	$23,354	$17,840	$19,414	$51,697	$97,810	$198,057
Intangibles amortization	2,807	2,810	2,820	2,770	2,744	11,207	10,481
Tax effect of intangibles amortization	(702)	(703)	(705)	(693)	(686)	(2,803)	(2,621)
Net income applicable to common shares, excluding intangibles amortization	39,307	25,461	19,955	21,491	53,755	106,214	205,917
Total adjustments to net income, net of tax(1)	12,051	14,411	3,937	4,858	4,110	35,257	17,260
Net income applicable to common shares, adjusted(1)	$51,358	$39,872	$23,892	$26,349	$57,865	$141,471	$223,177
Average stockholders' common equity	$2,444,911	$2,444,594	$2,443,212	$2,415,157	$2,359,197	$2,437,011	$2,267,353
Less: average intangible assets	(934,347)	(938,712)	(934,022)	(887,600)	(874,829)	(923,741)	(847,171)
Average tangible common equity	$1,510,564	$1,505,882	$1,509,190	$1,527,557	$1,484,368	$1,513,270	$1,420,182
Return on average common equity(2)	6.05%	3.80%	2.94%	3.23%	8.69%	4.01%	8.74%
Return on average common equity, adjusted(1)(2)	8.01%	6.15%	3.58%	4.04%	9.38%	5.46%	9.50%
Return on average tangible common equity(2)	10.35%	6.73%	5.32%	5.66%	14.37%	7.02%	14.50%
Return on average tangible common equity, adjusted(1)(2)	13.53%	10.53%	6.37%	6.94%	15.47%	9.36%	15.71%
Return on Average Assets
Net income	$41,605	$27,623	$19,064	$19,606	$52,121	$107,898	$199,738
Total adjustments to net income, net of tax(1)	12,051	14,411	3,937	4,858	4,110	35,257	17,260
Net income, adjusted(1)	$53,656	$42,034	$23,001	$24,464	$56,231	$143,155	$216,998
Average assets	$20,882,325	$21,526,695	$20,868,106	$18,404,821	$17,889,158	$20,424,771	$17,007,061
Return on average assets(2)	0.79%	0.51%	0.37%	0.43%	1.16%	0.53%	1.17%
Return on average assets, adjusted(1)(2)	1.02%	0.78%	0.44%	0.53%	1.25%	0.70%	1.28%
Noninterest Expense to Average Assets
Noninterest expense	$117,971	$131,074	$120,330	$117,331	$116,748	$486,706	$441,395
Less:
Optimization costs	(1,493)	(18,376)	—	—	—	(19,869)	—
Acquisition and integration related expenses	(1,860)	(881)	(5,249)	(5,472)	(5,258)	(13,462)	(21,860)
Delivering Excellence implementation costs	—	—	—	—	(223)	—	(1,157)
Total	$114,618	$111,817	$115,081	$111,859	$111,267	$453,375	$418,378
Average assets	$20,882,325	$21,526,695	$20,868,106	$18,404,821	$17,889,158	$20,424,771	$17,007,061
Less: average PPP loans	(1,013,511)	(1,194,808)	(887,977)	—	—	(775,883)	—
Average assets, excluding PPP loans	$19,868,814	$20,331,887	$19,980,129	$18,404,821	$17,889,158	$19,648,888	$17,007,061
Noninterest expense to average assets(2)	2.25%	2.42%	2.32%	2.56%	2.59%	2.38%	2.60%
Noninterest expense, adjusted to average assets, excluding PPP loans(2)	2.29%	2.19%	2.32%	2.44%	2.47%	2.31%	2.46%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2020	2020	2020	2020	2019	2020	2019
Efficiency Ratio Calculation
Noninterest expense	$117,971	$131,074	$120,330	$117,331	$116,748	$486,706	$441,395
Less:
Optimization costs	(1,493)	(18,376)	—	—	—	(19,869)	—
Acquisition and integration related expenses	(1,860)	(881)	(5,249)	(5,472)	(5,258)	(13,462)	(21,860)
Net OREO expense	(106)	(544)	(126)	(420)	(1,080)	(1,196)	(2,436)
Delivering Excellence implementation costs	—	—	—	—	(223)	—	(1,157)
Total	$114,512	$111,273	$114,955	$111,439	$110,187	$452,179	$415,942
Tax-equivalent net interest income(3)	$149,141	$143,821	$146,389	$144,728	$149,711	$584,079	$593,354
Noninterest income	27,715	40,585	32,991	39,362	46,496	140,653	162,879
Less:
Swap termination costs	17,567	14,285	—	—	—	31,852	—
Net securities (gains) losses	—	(14,328)	—	1,005	—	(13,323)	—
Total	$194,423	$184,363	$179,380	$185,095	$196,207	$743,261	$756,233
Efficiency ratio	58.90%	60.36%	64.08%	60.21%	56.16%	60.84%	55.00%
Pre-Tax, Pre-Provision Earnings
Net Income	$41,605	$27,623	$19,064	$19,606	$52,121	$107,898	$199,738
Income tax expense	5,743	8,690	6,182	6,468	16,392	27,083	66,201
Provision for credit losses	10,507	15,927	32,649	39,532	9,594	98,615	44,027
Pre-Tax, Pre-Provision Earnings	$57,855	$52,240	$57,895	$65,606	$78,107	$233,596	$309,966
Adjustments to pre-tax, pre- provision earnings:
Swap termination costs	$17,567	$14,285	$—	$—	$—	$31,852	$—
Optimization costs	1,493	18,376	—	—	—	19,869	—
Acquisition and integration related expenses	1,860	881	5,249	5,472	5,258	13,462	21,860
Net securities (gains) losses	—	(14,328)	—	1,005	—	(13,323)	—
Delivering Excellence implementation costs	—	—	—	—	223	—	1,157
Total adjustments	20,920	19,214	5,249	6,477	5,481	51,860	23,017
Pre-Tax, Pre-Provision Earnings, adjusted	$78,775	$71,454	$63,144	$72,083	$83,588	$285,456	$332,983

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Tangible Common Equity
Stockholders' equity, common	$2,459,506	$2,433,671	$2,425,711	$2,435,707	$2,370,793
Less: goodwill and other intangible assets	(932,764)	(935,801)	(940,182)	(935,241)	(875,262)
Tangible common equity	1,526,742	1,497,870	1,485,529	1,500,466	1,495,531
Less: AOCI	(26,379)	(25,749)	(28,727)	(35,323)	1,954
Tangible common equity, excluding AOCI	$1,500,363	$1,472,121	$1,456,802	$1,465,143	$1,497,485
Total assets	$20,838,678	$21,088,143	$21,244,881	$19,753,300	$17,850,397
Less: goodwill and other intangible assets	(932,764)	(935,801)	(940,182)	(935,241)	(875,262)
Tangible assets	19,905,914	20,152,342	20,304,699	18,818,059	16,975,135
Less: PPP loans	(785,563)	(1,196,538)	(1,179,403)	—	—
Tangible assets, excluding PPP loans	$19,120,351	$18,955,804	$19,125,296	$18,818,059	$16,975,135
Tangible common equity to tangible assets	7.67%	7.43%	7.32%	7.97%	8.81%
Tangible common equity to tangible assets, excluding PPP loans	7.98%	7.90%	7.77%	7.97%	8.81%
Tangible common equity, excluding AOCI, to tangible assets	7.54%	7.30%	7.17%	7.79%	8.82%
Tangible common equity, excluding AOCI, to tangible assets, excluding PPP loans	7.85%	7.77%	7.62%	7.79%	8.82%
Tangible common equity to risk-weighted assets	9.93%	9.84%	9.61%	9.63%	10.51%

Footnotes to Non-GAAP Reconciliations
(1)Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.
(2)Annualized based on the actual number of days for each period presented.
(3)Presented on a tax-equivalent basis, assuming the applicable federal income tax rate of 21%.